Wave Completes $3.6 Million Stock Offering

Lee, MA-January 27, 2015 - Wave Systems Corp. (NASDAQ:WAVX) today announced that it is selling to investors 5,513,044 shares of its Class A common stock at a price of $0.65 per share, yielding gross proceeds of approximately $3,583,000. Investors in the offering will also receive five-year warrants to purchase an aggregate of 2,205,216 shares of Wave’s Class A common stock for $0.70 per share.  The net proceeds of the financing will be used to fund Wave’s ongoing operations.

Security Research Associates acted as placement agent in connection with the offering.  The shares and shares underlying the warrants in this offering are being issued under a shelf registration statement declared effective by the Securities and Exchange Commission on January 7, 2015.  A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of the company, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Security Research Associates
Security Research Associates (SRA) was founded in San Francisco in 1980 and today offers both investment banking and institutional brokerage services.  A boutique firm by design, SRA works with a select group of portfolio managers from around the country and focuses on technology and life science companies in the micro and small cap arenas.  For more information, visit www.sracap.com.

About Wave Systems
Wave Systems Corp. reduces the complexity, cost and uncertainty of authentication and data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave is a leading expert in this growing trend and is leading the way with first-to-market solutions and helped shape standards through its board seat on the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements
This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.
All brands are the property of their respective owners.

Wave Systems Corp.	Investor Relations
Walter A. Shephard, CFO	David Collins, Chris Eddy
(413) 243-1600	(212) 924-9800
investors@wave.com	wavx@catalyst-ir.com